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AQUINAS FUNDS



                                   Prospectus

                                 APRIL 30, 2004



    The Funds follow a policy of socially responsible investing. The Funds' investment adviser screens issuers for policies on issues including abortion, contraceptives, weapons of mass destruction, gender and race discrimination, human rights, economic priorities, environmental responsibility, fair employment practices and tobacco. The Funds may invest in a company whose policies on these issues do not satisfy the investment adviser's criteria. In such event, the Funds will attempt to change the company's policies or activities. If the Funds are unable to engage in positive dialogue, or are unable to make reasonable progress toward their goals with respect to these issues, they will exclude the company from their portfolios.

    As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed on the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

    An investment in the Funds is not a deposit of any bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

TABLE OF CONTENTS

    The Funds
        Aquinas Equity Funds  . . . . . . . . . . . . . . . . . . . . . . . . .1
        Aquinas Fixed Income Fund  . . . . . . . . . . . . . . . . . . . . . . 7

    Other Investment Practices and Risks
        Portfolio Structure  . . . . . . . . . . . . . . . . . . . . . . . . .12
        Investment Objectives  . . . . . . . . . . . . . . . . . . . . . . . .12
        Portfolio Turnover  . . . . . . . . . . . . . . . . . . . . . . . . . 12

    Management
        Investment Adviser  . . . . . . . . . . . . . . . . . . . . . . . . . 13
        The  Adviser  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . 13
        Portfolio Managers  . . . . . . . . . . . . . . . . . . . . . . . . . 14
        Service and Distribution Plan  . . . . . . . . . . . . . . . . . . . .17

    Your Investment
        Determining Share Price  . . . . . . . . . . . . . . . . . . . . . . .17
        How to Open an Account  . . . . . . . . . . . . . . . . . . . . . . . 17
        Buying Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
          Opening an Account  . . . . . . . . . . . . . . . . . . . . . . . . 19
          Adding to an Account  . . . . . . . . . . . . . . . . . . . . . . . 20
          Other Purchase Policies  . . . . . . . . . . . . . . . . . . . . . .21
        Exchanging Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .21
          How it Works  . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
          Other Exchange Policies  . . . . . . . . . . . . . . . . . . . . . .22
        Selling Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
        Other Redemption Policies  . . . . . . . . . . . . . . . . . . . . . .24
        Other Investment Policies  . . . . . . . . . . . . . . . . . . . . . .25
        Dividends and Distributions  . . . . . . . . . . . . . . . . . . . . .25
        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
        Shareholder Reports  . . . . . . . . . . . . . . . . . . . . . . . . .26
        Financial Highlights  . . . . . . . . . . . . . . . . . . . . . . . . 26

    Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . .31

    For More Information . . . . . . . . . . . . . . . . . . . . . . . . . .  32

    Account Application . . . . . . . . . . . . . . . . . . . . . . . . . ..  33

THE FUNDS

The significance
of P/E ratio

THE PRICE/EARNINGS RATIO SHOWS HOW THE PRICE OF A COMPANY'S STOCK RELATES TO ITS EARNINGS AND MAY HELP INDICATE WHETHER THE STOCK IS OVER- OR UNDER-VALUED. TO CALCULATE A COMPANY'S P/E RATIO, DIVIDE THE PRICE PER SHARE BY EARNINGS PER SHARE.

FOR EXAMPLE, A COMPANY WHOSE STOCK IS SELLING AT $60 PER SHARE AND HAD EARNINGS OF $4 PER SHARE HAS A P/E RATIO OF 15. IF THIS COMPANY'S P/E RATIO IS LOWER THAN THAT OF SIMILAR COMPANIES, ITS STOCK MIGHT BE UNDERVALUED. IF ITS P/E RATIO IS HIGHER, ITS STOCK MIGHT BE OVERVALUED. THE PORTFOLIO MANAGERS CONSIDER THE P/E RATIO ALONG WITH MANY OTHER FACTORS BEFORE DECIDING TO INVEST.

BECAUSE P/E RATIOS ARE BASED ON PAST EARNINGS, TWO COMPANIES WITH THE SAME RATIO MAY END UP WITH VERY DIFFERENT PERFORMANCE. *

AQUINAS EQUITY FUNDS

INVESTMENT OBJECTIVES

* The Value Fund seeks long-term capital growth using the value style.

* The Growth Fund seeks long-term capital growth using the growth style.

* The Small-Cap Fund seeks capital appreciation.

PRINCIPAL INVESTMENT STRATEGIES

VALUE FUND
The portfolio managers focus on stocks with low price/earnings ratios that they consider to be undervalued. The Fund mainly invests in companies with market capitalizations exceeding $3 billion at the time of purchase, but may purchase stocks of companies of all sizes.

GROWTH FUND
The Growth Fund invests primarily in common stocks of companies the portfolio managers believe offer above-average potential for growth in revenues, profits or cash flow. Dividend and interest income are not important considerations in investment selection. This Fund may invest in companies of all sizes.

SMALL-CAP FUND
The Small-Cap Fund invests primarily (80% or more of its net assets) in companies with market capitalizations of $3 billion or less at the time of purchase. This Fund may utilize either a value investment style or a growth investment style. The portfolio managers of this Fund may actively trade the Fund's portfolio.

VALUE FUND, GROWTH FUND AND SMALL-CAP FUND
In selecting investments, the portfolio managers rely primarily on fundamental analysis, reviewing the issuing company's financial statements, the fundamentals of other companies in the same industry, market trends and economic conditions.

The Funds practice socially responsible investing. The Funds' investment adviser monitors all issuers the portfolio managers select for policies on issues such as abortion, contraceptives, weapons of mass destruction, gender and race discrimination, human rights, economic priorities, environmental responsibility, fair employment practices and tobacco. If a Fund invests in a company whose policies do not meet the adviser's criteria, the Fund will attempt to change the company's policies. If the Fund is unable to engage in positive dialogue, or is unable to make reasonable progress toward its goals with respect to these issues, the portfolio manager will sell the security.

                        Aquinas Funds 1 Prospectus

The Funds generally intend to stay fully invested and are not market timers. However, they may invest without limit in high-quality money market instruments for temporary defensive purposes. Under these circumstances, the Funds will not be able to achieve their investment objectives of capital growth or appreciation, since money market instruments don't appreciate in value and the Funds may not participate in stock market advances or declines as they would if more fully invested in common stocks.

PRINCIPAL RISKS OF INVESTING

GENERAL MARKET RISKS. Factors affecting the securities markets include domestic and foreign economic growth or decline, interest rate levels and political events. There is a risk the portfolio managers will not accurately predict the impact of these and other factors, in which case the securities the Funds purchase might decline in value. This means you could lose money investing in the Funds. You should consider your own investment goals, investment horizon and risk tolerance before investing.

COMMON STOCKS. The Aquinas Equity Funds invest primarily in common stocks, whose risks include:

* a company not performing as anticipated. Factors affecting a company's perform-ance can include the strength of its management and the demand for its products or services. Negative performance may affect the earnings growth the portfolio managers anticipated when selecting the stock.

* instability in the stock market. The market generally moves in cycles, with stock prices rising and falling. The value of the Funds' investments may increase or decrease more than the stock market in general.

SOCIALLY RESPONSIBLE INVESTING. Because the adviser and the portfolio managers consider other factors in addition to traditional investment criteria when selecting portfolio securities, they may forego a profitable investment opportunity or sell a security when it may be disadvantageous to do so.

VALUE INVESTING. The Value Fund is primarily, and the Small-Cap Fund at times may be, value oriented. There is a risk that the portfolio managers are wrong in their assessment of a company's value and the stocks do not reach what the portfolio managers believe are their full values. There is also a risk that the Funds may not perform as well as other types of mutual funds when this investing style is out-of-favor with other investors.

GROWTH INVESTING. The Growth Fund is, and the Small-Cap Fund at times may be, growth oriented. There is a risk that the portfolio managers are wrong in their assessment of a company's potential for growth and the stocks do not grow as the portfolio managers anticipate. There is also a risk that the Funds may not perform as well as other types of mutual funds when this investing style is out-of-favor with other investors.

SMALLER CAPITALIZATION COMPANIES. Smaller capitalization companies, such as those in which the Small-Cap Fund will primarily invest, typically have relatively lower revenues, limited product lines and lack of management depth, and may have a smaller market share of the market for their products or services than larger capitalization companies. The stocks of smaller capitalization companies tend to have less trading volume than stocks of larger capitalization companies. Less trading volume may make

                        Aquinas Funds 2 Prospectus
it more difficult for our portfolio managers to sell securities of smaller capitalization companies at quoted market prices. Finally, there are periods when investing in smaller capitalization company stocks falls out-of-favor with investors and the stocks of smaller companies underperform.

HIGH PORTFOLIO TURNOVER. High portfolio turnover, which may be characteristic of each of the Growth Fund, the Value Fund and the Small-Cap Fund, necessarily results in corresponding greater transaction costs (such as brokerage commissions or markups or markdowns), which the Funds must pay and increased realized gains (or losses) to investors. Distribution to shareholders of short-term capital gains are taxed as ordinary income under federal income tax laws.

BAR CHART AND PERFORMANCE TABLE

The bar chart and table below give some indication of the risks of investing in the Value Fund, the Growth Fund and the Small-Cap Fund by showing how each Fund's performance changes from year to year and how each Fund's average annual returns for various periods compare to those of various broad-based measures of market performance. Prior to November 1, 2000, the Small-Cap Fund was known as the "Balanced Fund" and it was designed to provide one investment vehicle for participating in the investment strategies of the Value Fund, Growth Fund and Fixed Income Fund. Please keep in mind that the Funds' past performance (before and after taxes) does not necessarily indicate how the Funds will perform in the future.

BAR CHART
The bar chart below shows each Fund's total returns for the past ten calendar years.

                 VALUE          GROWTH         SMALL-CAP
                 FUND            FUND            FUND
               --------        --------        --------
1994            -2.93%          -6.78%          -3.06%
1995            35.62%          30.29%          23.14%
1996            20.43%          22.90%          15.29%
1997            27.85%          28.97%          19.91%
1998             5.50%          21.95%           8.46%
1999             1.12%          23.12%           4.06%
2000            -1.19%           2.48%           3.19%
2001            -6.29%         -16.08%         -10.83%
2002           -22.11%         -22.93%         -30.76%
2003            28.29%          20.60%          30.64%

During the period reflected in the bar chart, the Value Fund's highest quarterly return was 14.86% (for the quarter ended December 31, 2003) and its lowest quarterly return was -17.48% (for the quarter ended September 30, 2002). The Growth Fund's highest quarterly return was 23.17% (for the quarter ended December 31, 1998) and its lowest quarterly return was -16.89% (for the quarter ended March 31, 2001). During the period reflected in the bar chart, the Small-Cap Fund's highest quarterly return was 16.34% (for the quarter ended June 30, 2003) and the lowest quarterly return was -18.39% (for the quarter ended September 30, 2002).

                        Aquinas Funds 3 Prospectus

PERFORMANCE TABLE
The table below compares each Fund's average annual total returns over various periods ended December 31, 2003 to those of the Standard & Poor's 500(R) Composite Stock Index, the Russell 3000(R) Index, the Russell 2000(R) Index, the Russell 1000(R) Index and the Russell 1000(R) Value Index.

AVERAGE ANNUAL TOTAL RETURNS
FOR THE PERIODS ENDED DECEMBER 31, 2003

                                            1 YEAR RETURN   5 YEAR RETURN   10 YEAR RETURN
----------------------------------------------------------------------------------------------
VALUE FUND
      Return Before Taxes                       28.29%          -1.32%           7.18%
----------------------------------------------------------------------------------------------
      Return After Taxes
        on Distributions(1)(2)                  28.24%          -2.25%           5.28%
----------------------------------------------------------------------------------------------
      Return After Taxes on
        Distributions and Sale
        of Fund Shares(1)(2)                    18.45%          -1.47%           5.41%
----------------------------------------------------------------------------------------------
GROWTH FUND
      Return Before Taxes                       20.60%          -0.30%           8.75%
----------------------------------------------------------------------------------------------
      Return After Taxes
        on Distributions(1)(2)                  20.60%          -1.46%           7.28%
----------------------------------------------------------------------------------------------
      Return After Taxes on
        Distributions and Sale
        of Fund Shares(1)(2)                    13.39%          -0.59%           7.11%
----------------------------------------------------------------------------------------------
SMALL-CAP FUND
      Return Before Taxes                       30.64%          -2.83%           4.48%
----------------------------------------------------------------------------------------------
      Return After Taxes
        on Distributions(1)(2)                  30.64%          -5.76%           1.51%
----------------------------------------------------------------------------------------------
      Return After Taxes on
        Distributions and Sale
        of Fund Shares(1)(2)                    19.92%          -3.53%           2.54%
----------------------------------------------------------------------------------------------
S&P 500(R)Index(3)(4)                           28.68%          -0.57%          11.07%
----------------------------------------------------------------------------------------------
Russell 3000(R)Index(3)(5)                      31.06%           0.37%          10.78%
----------------------------------------------------------------------------------------------
Russell 2000(R)Index(3)(6)                      47.25%           7.13%           9.47%
----------------------------------------------------------------------------------------------
Russell 1000(R)Index(3)(7)                      29.89%          -0.13%          11.00%
----------------------------------------------------------------------------------------------
Russell 1000(R)Value Index(3)(8)                30.03%           3.56%          11.88%
----------------------------------------------------------------------------------------------

(1) After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

(2) The Funds' returns after taxes on distributions and sale of the Fund shares may be higher than their return after taxes on distributions because they may include a tax benefit resulting from the capital losses that would have been incurred.
(3) Reflects no deductions for fees, expenses or taxes.
(4) The S&P 500(R) Composite Stock Index is an unmanaged index of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The Index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.
(5) The Russell 3000(R) Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the investable U.S. equity market.
(6) The Russell 2000(R) Index measures
    the performance of the 2,000 smallest companies in the Russell 3000(R) Index, which represents approximately 11% of the total market capitalization of the Russell 3000(R) Index.

(7) The Russell 1000(R) Index measures the performance of the 1,000 largest companies in the Russell 3000(R) Index, which represents approximately 92% of the total market capitalization of the Russell 3000(R) Index.
(8) The Russell 1000(R) Value Index measures the performance of those Russell 1000 companies with lower price-to-book ratios and lower forecasted growth values.

                        Aquinas Funds 4 Prospectus

FEES AND EXPENSES

This table describes the fees and expenses you may pay if you buy and hold shares of the Value Fund, the Growth Fund or the Small-Cap Fund.

SHAREHOLDER FEES
(fees paid directly from your investment)

                                VALUE FUND      GROWTH FUND     SMALL-CAP FUND
--------------------------------------------------------------------------------
Maximum charge (load)
  imposed on purchases
  (as a percentage of
  offering price)                  None            None              None
--------------------------------------------------------------------------------
Maximum deferred sales charge
  (load) imposed on purchases
  (as a percentage of net
  asset value)                     None            None              None
--------------------------------------------------------------------------------
Maximum sales charge (load)
  imposed on reinvested
  dividends (as a percentage
  of net asset value)              None            None              None
--------------------------------------------------------------------------------


ANNUAL FUND OPERATING EXPENSES
(expenses deducted from Fund assets)

                                VALUE FUND      GROWTH FUND     SMALL-CAP FUND
--------------------------------------------------------------------------------
Management fees                  1.00%(1)         1.00%(1)         1.25%(1)
--------------------------------------------------------------------------------
Distribution (12b-1) and/
or service fees                  0.25%(2)         0.25%(2)         0.25%
--------------------------------------------------------------------------------
Other expenses                   0.59%            0.58%            1.49%
--------------------------------------------------------------------------------
Total annual fund
operating expenses               1.84%(1)         1.83%(1)         2.99%(1)
--------------------------------------------------------------------------------

(1) The expenses listed above do not reflect that the adviser has agreed to limit the Value, Growth and Small-Cap Funds' total expense (excluding interest, taxes, brokerage and extraordinary expenses) to an annual rate of 1.60%, 1.60% and 1.95% of average net assets, respectively. This fee waiver is voluntary and may be terminated at any time.

(2) Distribution (12b-1) and/or service fees have been restated to reflect current distribution (12b-1) and/or service fees.

                        Aquinas Funds 5 Prospectus

EXAMPLE
This example is intended to help you compare the cost of investing in the Value Fund, Growth Fund and the Small-Cap Fund with the cost of investing in other mutual funds. It assumes that:

* you invest $10,000 for the time indicated and then redeem all your shares at the end of that period;

* your investment has a 5% return each year;

* each Fund's operating expenses remain the same; and

* you reinvest all dividends and distributions.

Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                       1 YEAR          3 YEARS        5 YEARS          10 YEARS
--------------------------------------------------------------------------------
Value Fund              $162            $502            $866            $1,889
--------------------------------------------------------------------------------
Growth Fund             $161            $499            $860            $1,878
--------------------------------------------------------------------------------
Small-Cap Fund          $302            $924          $1,572            $3,308
--------------------------------------------------------------------------------

This expense example is for comparison purposes only. It does not represent the Funds' actual expenses or returns, past or future. Actual expenses or returns may be higher or lower than those shown.

                        Aquinas Funds 6 Prospectus

FIXED INCOME SECURITIES MAY BE RATED BY NATIONALLY RECOGNIZED RATING AGENCIES SUCH AS MOODY'S INVESTORS SERVICE, INC., STANDARD & Poor's Corporation and Duff & Phelps, Inc. Each agency has its own system for classifying securities, but each tries to indicate a company's ability to make timely payments of principal and interest. *

AQUINAS FIXED INCOME FUND

INVESTMENT OBJECTIVE

The Fixed Income Fund seeks a high level of current income with reasonable opportunity for capital appreciation.

PRINCIPAL INVESTMENT STRATEGIES

The Fixed Income Fund invests primarily (80% or more of its net assets) in investment-grade debt securities of domestic and foreign issuers, including corporations and government agencies, as well as mortgage-backed and asset-backed securities. The Fund may also invest in unrated debt securities the portfolio managers determine are of comparable quality. In selecting securities, the portfolio managers focus on the issuer's credit strength as well as the security's effective duration and yield. Effective duration is a measure of a debt security's price sensitivity to interest rate changes. Effective duration takes into account a debt security's cash flows over time including the possibility that a debt security might be prepaid by the issuer or redeemed by the holder prior to its stated maturity date. In contrast, maturity measures only the time until final payment is due. The Fund also looks for securities that appear comparatively undervalued. For example, the Fund would consider a security having a yield that is higher than another security of similar credit quality and duration to be comparatively undervalued.

The Fund will invest at least a majority of its assets in securities rated at least A (or an equivalent rating) at the time of purchase by a nationally recognized rating agency, or unrated securities of comparable quality, and in securities issued by the U.S. government, its agencies or its instrumentalities. The Fund will invest no more than 25% of its assets in securities whose highest rating, at the time of purchase, is BBB (or an equivalent rating).

"Investment-grade" securities are government securities and corporate bonds, debentures or notes rated at least BBB (or an equivalent rating), or unrated securities the portfolio managers consider to be of comparable quality. The Fund may retain up to 5% of its assets in securities whose ratings fall below investment grade.

Unlike funds investing solely for income, the Fixed Income Fund also seeks modest capital appreciation and growth of investment income. The Fund may purchase secur-ities that are convertible into common stock or carry warrants or common stock purchase rights when the portfolio managers believe they offer higher return potential than nonconvertible securities. The Fund may also seek capital appreciation by investing in fixed income securities when the portfolio managers believe interest rates on such investments may decline, thereby increasing the market value of the Fund's fixed income securities. The portfolio managers may also purchase securities they believe have a high potential for credit upgrade.

The value of fixed income securities tends to decrease when interest rates rise and increase when interest rates fall. While securities with shorter maturities generally offer lower yields, they are less affected by interest rate changes and generally provide greater price stability than longer-term securities. When the portfolio managers expect interest rates to rise, they may purchase fixed income securities with shorter maturities or invest in money market instruments. When they expect interest rates to fall, the portfolio managers may invest in longer-term fixed income securities.

                        Aquinas Funds 7 Prospectus

The Fund may invest in securities backed by mortgages, credit card receivables, automobile loans and other assets.

PRINCIPAL RISKS OF INVESTING

GENERAL MARKET RISKS
Factors affecting the securities markets include domestic and foreign economic growth and decline, interest rate levels and political events. There is a risk the portfolio managers will not accurately predict the impact of these and other factors, in which case the securities the Fund purchases might decline in value. This means you could lose money investing in the Fund. You should consider your own investment goals, investment horizon and risk tolerance before investing.

FIXED INCOME INVESTING
CREDIT RISK. The value of the Fund's fixed income securities is affected by the issuers' continued ability to make interest and principal payments. The Fund could lose money if the issuers cannot meet their financial obligations or their credit ratings are downgraded.

INTEREST RATE RISK. The value of the Fund's securities is also affected by changes in interest rates. When interest rates rise, the value of the Fund's securities and its share value will decline. A change in interest rates will also change the amount of income the Fund generates.

SECURITIES RATINGS. Securities rated in the lowest of the investment-grade categories (e.g., Baa or BBB) are considered more speculative than higher-rated securities. Their issuers may not be as financially strong as those of higher-rated bonds and may be more likely to not be able to make interest or principal payments during periods of economic uncertainty or downturn.

MORTGAGE- AND ASSET-BACKED SECURITIES. Mortgage- and asset-backed securities involve prepayment risk, which is the risk that the underlying mortgages or other debts may be refinanced or paid off before they mature, particularly during periods of declining interest rates. This could lower the Fund's return and result in losses to the Fund if some securities were acquired at a premium. Asset-backed securities may also carry a greater default risk than other securities because of the nature of the collateral. For example, credit card receivables are generally unsecured and are subject to consumer credit laws that may permit cardholders to reduce balances due. Holders of automobile receivables may not have an enforceable security interest in the underlying automobiles. In times of financial stress, these securities could become harder to value or to sell.

HIGH PORTFOLIO TURNOVER. High portfolio turnover, which will be characteristic of the Fixed Income Fund, necessarily results in corresponding greater transaction costs (such as brokerage commissions or markups or markdowns) which the Fixed Income Fund must pay and increased realized gain (or losses) to investors. Distributions to shareholders of short-term capital gains are taxed as ordinary income under federal income tax laws.

BAR CHART AND PERFORMANCE TABLE

The bar chart and table below give some indication of the risks of investing in the Fixed Income Fund by showing how the Fund's performance changes from year to year and how its average annual returns for various periods compare to those of a broad measure of market performance. Please keep in mind that past performance (before and after taxes) does not necessarily indicate how the Fund will perform in the future.

                        Aquinas Funds 8 Prospectus

BAR CHART
The bar chart below shows the Fund's total returns for the past ten calendar years.

1994  -3.09%
1995  16.26%
1996   2.83%
1997   8.54%
1998   7.17%
1999  -1.86%
2000   9.11%
2001   9.33%
2002   7.29%
2003   4.90%

During the period reflected in the bar chart, the Fund's highest quarterly return was 5.53% (for the quarter ended June 30, 1995), and the lowest quarterly return was -2.25% (for the quarter ended March 31, 1994).

PERFORMANCE TABLE
The table below compares the Fund's average annual total returns over various periods ended December 31, 2003 to those of the Lehman Brothers Government/ Credit Bond Index.

AVERAGE ANNUAL TOTAL RETURNS
FOR THE PERIODS ENDED DECEMBER 31, 2003


                                    1 YEAR RETURN  5 YEAR RETURN  10 YEAR RETURN
--------------------------------------------------------------------------------
FIXED INCOME FUND
      Return Before Taxes               4.90%         5.67%           5.91%
--------------------------------------------------------------------------------
      Return After Taxes
        on Distributions(1)(2)          3.05%         3.49%           3.67%
--------------------------------------------------------------------------------
      Return After Taxes on
        Distributions and Sale
        of Fund Shares(1)(2)            3.30%         3.48%           3.64%
--------------------------------------------------------------------------------
Lehman Brothers
Government/Credit Bond Index(3)(4)      4.67%         6.66%           6.98%
--------------------------------------------------------------------------------

(1) After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

(2) The Fund's returns after taxes on distributions and sale of the Fund shares may be higher than their return after taxes on distributions because they may include a tax benefit resulting from the capital losses that would have been incurred.

(3) Reflects no deductions for fees, expenses or taxes.

(4) The Lehman Brothers Government/Credit Bond Index is a market value-weighted index that tracks the daily price, coupon, and total return performance of fixed-rate, publicly placed, dollar-denominated obligations. Issuers include the U.S. Treasury, U.S. government agencies, quasi-federal corporations, and corporations whose debt is guaranteed by the U.S. government, and have at least $100 million par amount outstanding and at least one year to maturity.

                        Aquinas Funds 9 Prospectus

FEES AND EXPENSES

This table describes the fees and expenses you may pay if you buy and hold shares of the Fixed Income Fund.

SHAREHOLDER FEES
(fees paid directly from your investment)
                                                               FIXED INCOME FUND
--------------------------------------------------------------------------------
Maximum charge (load) imposed on purchases
  (as a percentage of offering price)                                None
--------------------------------------------------------------------------------
Maximum deferred sales charge (load) imposed on purchases
  (as a percentage of net asset value)                               None
--------------------------------------------------------------------------------
Maximum sales charge (load) imposed on reinvested dividends
  (as a percentage of net asset value)                               None
--------------------------------------------------------------------------------


ANNUAL FUND OPERATING EXPENSES
(expenses deducted from Fund assets)

                                                               FIXED INCOME FUND
--------------------------------------------------------------------------------
Management fees                                                     0.60%(1)
--------------------------------------------------------------------------------
Distribution (12b-1) and/or service fees                            None
--------------------------------------------------------------------------------
Other expenses                                                      0.60%
--------------------------------------------------------------------------------
Total annual fund operating expenses                                1.20%(1)
--------------------------------------------------------------------------------

(1) The expenses listed above do not reflect that the adviser has agreed to limit the Fund's total expenses (excluding interest, taxes, brokerage and extraordinary expenses) to an annual rate of 1.05% of the Fund's average net assets. This fee waiver is voluntary and may be terminated at any time.

                       Aquinas Funds 10 Prospectus

EXAMPLE
This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. It assumes that:

* you invest $10,000 for the time indicated and then redeem all your shares at the end of that period;

* your investment has a 5% return each year;

* the Fund's operating expenses remain the same; and

* you reinvest all dividends and distributions.

Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                       1 YEAR          3 YEARS         5 YEARS         10 YEARS
--------------------------------------------------------------------------------
Fixed Income Fund       $122            $381            $660            $1,455

The expense example is for comparison purposes only. It does not represent the Fund's actual expenses or returns, either past or future. Actual expenses or returns may be higher or lower than those shown.

                       Aquinas Funds 11 Prospectus

OTHER INVESTMENT PRACTICES AND RISKS

    In seeking to achieve their investment objectives, the Funds may follow investment practices and assume risks in addition to those discussed previously.

    PORTFOLIO STRUCTURE

    The Value, Growth and Fixed Income Funds are each made up of at least two basic portfolios. Each portfolio is managed by separate portfolio managers selected and monitored by the Funds' adviser. Each portfolio follows independent but complementary strategies intended to meet the Funds' overall objectives. The Small-Cap Fund currently consists of one basic portfolio, but the adviser anticipates that when the Fund reaches $25 million in net assets, it will consist of at least two basic portfolios managed by separate portfolio managers. The adviser believes a multi-portfolio structure offers investors the advantages of diversification and varied investment approaches within one investment vehicle.

    INVESTMENT OBJECTIVES

    Each Fund's investment objective may be changed by the Board of Directors without shareholder approval. You'll receive advance written notice of any material changes to your Fund's goals.

    PORTFOLIO TURNOVER

    The portfolio managers generally buy and sell portfolio securities without regard to the length of time a Fund has held a security as they seek to achieve the Funds' investment objectives. High portfolio turnover (100% or more) may increase the Funds' transaction costs and negatively affect their performance. It may also result in increased distributions to the Funds' shareholders. These distributions, to the extent they are short-term capital gains, will be taxed at ordinary income tax rates for federal income tax purposes, rather than at lower capital gains rates.

                       Aquinas Funds 12 Prospectus

MANAGEMENT

    INVESTMENT ADVISER

    Aquinas Investment Advisers, Inc., 5310 Harvest Hill Road, Suite 248, Dallas, Texas 75230, was organized in 1993 to provide consulting, investment, and administrative services to the Funds. The adviser has a limited number of other clients. It is a wholly-owned subsidiary of The Catholic Foundation, a nonprofit corporation. All the adviser's profits benefit The Catholic Foundation to support that organization's charitable, religious and educational activities.

    The Catholic Foundation, a registered investment adviser, manages its own assets and acts as investment adviser to other religious organizations, nonprofit agencies, and individuals with substantial portfolios. As of December 31, 2002, the Foundation managed about $109 million in assets.

    The Funds use a multi-manager structure. The adviser generally manages and oversees administration, investment activities and distribution services for the Funds, while independent portfolio managers make the specific investments for the Funds.

    THE ADVISER

    * conducts the socially responsible investing activities for the Funds;

    * selects and monitors portfolio managers (sub-advisers); and

    * allocates each Fund's assets among the portfolio managers.

    Each Fund pays the adviser an annual management fee equal to the following percentages of average daily net assets:

                                                         ANNUAL MANAGEMENT FEE
--------------------------------------------------------------------------------
Value Fund                                                       1.00%
--------------------------------------------------------------------------------
Growth Fund                                                      1.00%
--------------------------------------------------------------------------------
Small-Cap Fund                                                   1.25%
--------------------------------------------------------------------------------
Fixed Income Fund                                                0.60%
--------------------------------------------------------------------------------

    The adviser may elect to waive some or all of the management fees and may terminate this waiver at any time. The adviser is responsible for paying fees to the portfolio managers. All investment decisions the adviser makes for the Funds are made by an investment committee, and no one person is primarily responsible for making investment recommendations to that committee. While the Funds' Board of Directors and officers generally oversee portfolio managers' activities, no member of the board, the officers or the adviser evaluates the investment merits of specific securities. The adviser's investment committee is responsible for the overall day-to-day management of the Funds. Current members are:

    * Frank A. Rauscher, Chief Operating Officer of the Funds since June 1994 and President and Chief Executive Officer since May 1997.

                       Aquinas Funds 13 Prospectus

    * Mark Godvin, a director of the adviser. He has been a managing director of Merrill Lynch since 1996.

    * John Hughes, a director of the adviser. He has been President of the Jesuit Preparatory School Foundation since September 2003. Formerly, Mr. Hughes was Executive Vice President and Treasurer of Citigroup Associates First Capital Corporation, where he was employed for over five years.

    * John J. Kickham, a director of the adviser. He has been President of Quarterdeck of Texas, Inc., a mortgage banking firm since 1994.

    * Howard Manning, a director of the adviser. He is currently a consultant. Prior to that, he was President and Chief Executive Officer of Parkway Bank, Plano, Texas from 1998 through March 2003. Prior to 1998, he was with American Bank of Texas.

    PORTFOLIO MANAGERS

    The portfolios of each of the Funds are managed by separate portfolio managers (sub-advisers) selected and monitored by the adviser. In choosing portfolio managers, the adviser evaluates their skills in managing assets for specific asset classes, investment styles and strategies, looking at risks and returns over an entire market cycle. Short-term investment performance alone does not control the adviser's decision to select or terminate a portfolio manager. The portfolio managers follow independent but complementary strategies intended to contribute toward a Fund's overall objective.

    Each portfolio manager has complete discretion to buy and sell securities for the portion of the Fund it manages, within the parameters of the Fund's investment objectives, policies and restrictions, and the more specific strategies developed by the adviser. The adviser may change the asset allocation at any time.

    THE ADVISER IS ULTIMATELY RESPONSIBLE FOR THE FUND'S INVESTMENT PERFORMANCE BECAUSE OF ITS RESPONSIBILITY TO OVERSEE THE PORTFOLIO MANAGERS. Pursuant to an order of exemption from the SEC, the adviser has the ability, subject to approval by the Board of Directors, to hire and terminate portfolio managers and to change materially the terms of the portfolio management agreements, including the compensation paid to the portfolio managers by the adviser, without the approval of the shareholders of the Funds. The Funds will notify shareholders of any change in portfolio managers. The portfolio managers have no affiliations with the Funds or the adviser other than as portfolio managers.

    The adviser, not the Funds, pays the fees of each portfolio manager. For details on how individual portfolio managers are compensated, see the SAI.

    The adviser has allocated the assets of each Fund among the portfolio managers listed below.

                       Aquinas Funds 14 Prospectus

    VALUE FUND
    Valenzuela Capital Partners LLC, 1270 Avenue of the Americas, Suite 508, New York, NY 10020, provides investment management services to high net worth individuals, corporations, investment companies, pension and profit-sharing plans, certain governmental entities, charitable organizations and other pooled investment vehicles. As of December 31, 2003, Valenzuela had approximately $1.3 billion in assets under management.

    Iridian Asset Management LLC, 276 Post Road West, Westport, CT 06880 provides investment supervisory services to endowments, foundations, pension funds, public institutions, insurance companies, trusts, limited partnerships and other organizations. Its total assets under management as of December 31, 2003 were approximately $9.3 billion.

    GROWTH FUND
    Sirach Capital Management, Inc., 3323 One Union Square, 600 University Street, Seattle, WA 98101, provides investment management services to corporations, pension and profit sharing plans, 401(k) and thrift plans, trusts, estates and other institutions and individuals. As of December 31, 2003, Sirach had approximately $1.6 billion in assets under management.

    John McStay Investment Counsel, L.L.C. 5949 Sherry Lane, Suite 1560, Dallas, TX 75225, manages a limited number of large investment accounts for employee benefit plans, foundations and endowments. Assets under management were approximately $3.4 billion as of December 31, 2003.

    FIXED INCOME FUND
    Income Research and Management, Inc., One Federal Street, 23rd Floor, Boston, MA 02110, serves institutions including major public and private pension plans, insurance companies and nonprofit organizations. As of December 31, 2003, IRM managed more than $5.1 billion in assets.

    Atlantic Asset Management, LLC, 2187 Atlantic Street, Stamford, CT 06902, manages fixed income portfolios and asset allocation strategies for clients including foundations, endowments and public and corporate employee benefit plans. As of December 31, 2003, AAM managed approximately $4.6 billion in assets.

    SMALL-CAP FUND
    John McStay Investment Counsel, L.L.C. serves as portfolio manager to the Small-Cap Fund.

    John McStay Investment Counsel, L.L.C. has experience managing accounts with the same investment objective as the Small-Cap Fund. The data set forth below illustrates the investment performance of all separately managed accounts that are managed with substantially similar (although not identical) objectives, policies and strategies of those of the Small-Cap Fund and compares the performance to the Russell 2000(R) Index. This composite, the Institutional Small Cap Equity Accounts Composite, does not include all of the assets under management of John McStay Investment Counsel, L.L.C. and may not accurately reflect the performance of all accounts managed by John McStay Investment Counsel, L.L.C. The accounts included in the Institutional Small Cap Equity Accounts Composite were managed with substantially similar (although not identical) objectives, policies and strategies as those used by the

                       Aquinas Funds 15 Prospectus

    Small-Cap Fund. All performance data is historical and investors should not consider this performance data as an indication of the future performance of the Small-Cap Fund or the results an individual investor might achieve by investing in the Small-Cap Fund. Investors should not rely on the historical performance of John McStay Investment Counsel, L.L.C. when making an investment decision.

    All returns are time-weighted total rates of return and include the reinvestment of dividends. The performance information for the Institutional Small Cap Equity Accounts Composite is net of the advisory fees charged by John McStay Investment Counsel, L.L.C. to the accounts comprising the Institutional Small Cap Equity Accounts Composite and all other expenses (except custody expenses). The performance information for the Institutional Small Cap Equity Accounts Composite does not reflect the assessment of the Small-Cap Fund's advisory fee or other expenses equivalent to the Small-Cap Fund's operating expenses. The fees and expenses of the Institutional Small Cap Equity Accounts Composite were less than the annual expenses of the Small-Cap Fund. The performance of the Institutional Small Cap Equity Accounts Composite would have been lower had the Institutional Small Cap Equity Accounts Composite incurred higher fees and expenses. The net effect of the deduction of the Small-Cap Fund's advisory fee and other operating expenses on annualized performance, including the compounded effect over time, may be significant. The Institutional Small Cap Equity Accounts Composite was not subject to certain investment limitations, diversification requirements and other restrictions imposed by the Investment Company Act of 1940 and the Internal Revenue Code, nor was it managed with the Small-Cap Fund's socially responsible investing mandate. If it had been, its performance may have been adversely affected.

    The performance information for the Institutional Small Cap Equity Accounts Composite and the Russell 2000(R) Index is based on data supplied by the adviser or from statistical services, reports or other sources which the adviser believes are reliable. This performance information has not been verified by any third party and is unaudited.

                        COMPOUNDED ANNUAL RATES OF RETURN

(FOR THE PERIODS ENDED DECEMBER 31, 2003)   1 YEAR   3 YEARS  5 YEARS  10 YEARS
--------------------------------------------------------------------------------
Small-Cap Fund                              30.64%    -6.91%    N/A       N/A
Institutional Small Cap
Equity Accounts Composite(1)                32.88%    -4.78%   0.77%     9.86%
Russell 2000(R)Index(2)                     47.25%     6.27%   7.13%     9.47%

(1) All returns are time-weighted total rates of return and include the reinvestment of dividends. Other performance calculation methods, including the SEC method may produce different results.

(2) The Russell 2000(R) Index measures the performance of the 2,000 smallest companies in the Russell 3000(R) Index, which represents approximately 8% of the total market capitalization of the Russell 3000(R) Index.

Please remember that past performance is not necessarily an indication of future performance. Investors should also be aware that other performance calculation methods may produce different results, and that comparisons of investment results should consider qualitative circumstances and should be made only for portfolios with generally similar investment objectives.

                       Aquinas Funds 16 Prospectus

    SERVICE AND DISTRIBUTION PLAN

    The Funds have adopted a Service and Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act. This Plan allows each of the Funds to use up to 0.25% of its average daily net assets to pay sales, distribution and other fees for the sale of its shares and for services provided to investors. Because these fees are paid out of a Fund's assets, over time these fees will increase the cost of your investment and may cost more than paying other types of sales charges. Although all of the Funds adopted the Service and Distribution Plan, only the Value, Growth and Small-Cap Funds currently intend to make any payments pursuant to the Plan.

YOUR INVESTMENT

    DETERMINING SHARE PRICE

    NET ASSET VALUE (NAV) is the price for one share of a Fund. Each Fund calculates its NAV as of the end of trading hours (typically 4 p.m. Eastern time) each day the New York Stock Exchange is open for trading. The New York Stock Exchange is closed on weekends and most major holidays.

    If the transfer agent receives your buy or sell order in proper form before that time, you will pay or receive the NAV calculated as of the close of trading that day. If the transfer agent receives your buy or sell order after that time, you will pay or receive the NAV calculated as of the close of the next trading day.

    To calculate each Fund's NAV, we divide that Fund's total assets, minus any liabilities, by the number of shares outstanding. The Funds value securities, other than debt instruments maturing within 60 days, at market prices. The Funds value debt securities maturing within 60 days at amortized cost.

    HOW TO OPEN AN ACCOUNT

    GETTING STARTED
    To invest in the Aquinas Funds,

    * Read this prospectus carefully. Decide which Fund or Funds you want to invest in.

    * Decide how much you want to invest. The minimum initial investment is $500 per Fund ($250 for IRA account), or $50 per Fund if you choose the Automatic Investment Plan.

    * Complete the account application enclosed with this prospectus. If you need an application, call toll-free 1-877-AQUINAS (1-877-278-4627) or you can go to our Web site at www.aquinasfunds.com and download an application.

    OR

    Open your account through a broker, financial institution, or other investment professional. These investment professionals may charge you a transaction or service fee when you buy or sell shares; this fee goes to the service provider, not to Aquinas Funds. Also, the Funds and/or the adviser may pay fees to the investment professionals to compensate them for the services they provide their customers. Before investing through an investment professional, you should read their program materials together with this prospectus.

                       Aquinas Funds 17 Prospectus

    ALL APPLICATIONS TO PURCHASE SHARES ARE SUBJECT TO ACCEPTANCE BY THE FUNDS. THE FUNDS RESERVE THE RIGHT TO REJECT APPLICATIONS IN WHOLE OR IN PART. THE FUNDS DO NOT ACCEPT TELEPHONE PURCHASE ORDERS.

    WAYS TO SET UP YOUR ACCOUNT
    Check the appropriate box on the application to select account ownership:

    * INDIVIDUAL OR JOINT ACCOUNT

      An individual account (for example, one in your own name) is owned by one person. A joint account lists two or more people as the owners.

    * UNIFORM GIFT TO MINORS ACT ACCOUNT

      Parents, grandparents and other adults can establish an account for a minor. Depending on state law, you may set up the account under the Uniform Gift to Minors Act (UGMA) or Uniform Transfers to Minors Act
      (UTMA).

    * TRUST, BUSINESS OR ORGANIZATION

      Trusts, corporations, associations, partnerships, institutions and other groups may invest in the Funds. Such accounts may require documentation beyond the account application. For details, call 1-800-423-6369.

    * RETIREMENT PLANS

      The Funds offer various retirement plans that may help investors shelter income from taxes. These plans include:
           * Traditional IRAs
           * Roth IRAs
           * SEP IRAs
           * 403(b) plans
           * 401(k) plans
           * SIMPLE IRAs

    You should consult your tax adviser before choosing a plan. For details on plan applications, service fees, and contribution/withdrawal limits, call the Funds' transfer agent at 1-800-423-6369 or Aquinas Investment Advisers, Inc. at 1-877-278-4627.

            QUESTIONS? CALL TOLL-FREE 1-877-AQUINAS (1-877-278-4627)


                       Aquinas Funds 18 Prospectus

BUYING SHARES

                OPENING AN ACCOUNT

--------------------------------------------------------------------------------
BY MAIL
--------------
                * Complete the account application located at the back of this prospectus, or by calling toll-free 1-877-AQUINAS (1-877-278-4627).

                * Mail it with a check payable to The Aquinas Funds, Inc. to:
                        The Aquinas Funds, Inc.
                        c/o DST Systems, Inc.
                        P.O. Box 219533
                        Kansas City, MO 64121-9533

                * For overnight or express mail, use this address:
                        The Aquinas Funds, Inc.
                        c/o DST Systems, Inc.
                        330 West 9th Street, First Floor
                        Kansas City, MO 64105

--------------------------------------------------------------------------------
BY WIRE
--------------
                * Call the transfer agent at 1-800-423-6369. You need to
                  complete and return an account application before your bank sends the wire.

                * Have your bank wire UMB Bank, n.a., as follows:

                        A.B.A. #101000695
                        For credit to Aquinas Funds Purchase Account
                        For further credit to The Aquinas Funds, Inc. Deposit Account Number 9870523922
                        (investor account number)
                        (name or account registration)
                        (social security or taxpayer identification number) (name of Fund in which to invest)

--------------------------------------------------------------------------------
AUTOMATICALLY
--------------
                * Complete the Automatic Investment Plan section on your account application. Open your account with at least $50 per Fund.

                * On the 16th of each month, the amount you specify ($50 or more per Fund) is automatically withdrawn from your bank account and used to buy fund shares.

                * We charge no service fee for the plan, but if there's not enough money in your account to cover the withdrawal, the transfer agent will charge you $15. You'll also be responsible for any resulting losses to the Fund.

                * You can change your investment amount, or cancel your plan, by calling or writing the Funds. The Fund has up to 7 business days to make the change.

--------------------------------------------------------------------------------
BY EXCHANGE
--------------
                  You may also buy shares in a Fund by exchanging shares from another Fund. See "Exchanging Shares."

                       Aquinas Funds 19 Prospectus

                ADDING TO AN ACCOUNT
--------------------------------------------------------------------------------
BY MAIL
--------------
                The minimum additional investment is $250 for a regular account; $100 for an UGMA or Education Savings Account; $50 for an IRA or Automatic Investment Plan; and $10 for a 403(b) account.

                * Send your check, plus the "Additional Investment" form from a recent confirmation statement or a signed note with the account's registration and number.

                * Use the addresses on page 19.

--------------------------------------------------------------------------------
BY WIRE
--------------
                * Follow the instructions on page 19. Be sure to include your account number and the full registered name(s) of the account on the bank wiring instructions.

                * Wired funds are considered received in proper form on the day they reach the Funds' bank account and all required information is provided in the wire instructions.

--------------------------------------------------------------------------------
AUTOMATICALLY
--------------
                * If your account is already open, call 1-800-423-6369 to set up an Automatic Investment Plan. Adding this plan to your account requires a signature guarantee, described under "Other Purchase Policies."

                * When your plan is established, it follows the description on page 19.

--------------------------------------------------------------------------------
       Meet your transfer agent

       THE FUNDS' TRANSFER AND DIVIDEND DISBURSING AGENT, DST SYSTEMS INC., HANDLES THE ADMINISTRATIVE DETAILS OF YOUR ACCOUNT. WHEN YOU BUY SHARES, YOU SEND THE PAYMENT TO THE TRANSFER AGENT. WHEN YOU REDEEM SHARES, YOU SEND YOUR REQUEST TO THE TRANSFER AGENT, AND THE TRANSFER AGENT SENDS YOU YOUR MONEY. *

                       Aquinas Funds 20 Prospectus

    OTHER PURCHASE POLICIES

    CERTIFICATES. The Funds don't issue stock certificates. You'll receive a statement confirming the details of your transaction.

    PURCHASES THROUGH INTERMEDIARIES. If you buy shares from a broker/dealer, financial institution, or other provider, their fees, policies, investment minimums, and restrictions may differ from those described here. Any fees charged go to the intermediary, not to Aquinas Funds.

    If the intermediary is the shareholder of record, the Funds may accept requests to buy additional shares into the account only from the intermediary.

    The Funds may authorize intermediaries and their designees to accept purchase orders on the Funds' behalf. Such orders are considered received by the Funds when the intermediary accepts them, and are priced at the next calculated net asset value.

    CHECKS/INSUFFICIENT FUNDS. Your purchase must be made in U.S. dollars via checks drawn on U.S. banks. The Funds do not accept third-party checks or cash.

    The transfer agent will charge a $25 fee against your account for any check returned unpaid. You'll also be responsible for any resulting loss to the Funds. The Funds may redeem shares you own as reimbursement for any such losses. The Funds reserve the right to reject any purchase order for shares of the Funds.

    REDEMPTION REQUESTS SHORTLY AFTER PURCHASE BY CHECK. Payment for such redemptions may be delayed up to 15 days to make sure there are sufficient funds to cover the check. If you anticipate making a redemption soon after you buy your shares, you may want to purchase by wire to avoid delays.

    REQUIRED INFORMATION. In order to ensure compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Funds are required to obtain the following information for all registered owners:

         * Full Name
         * Date of Birth
         * Social Security Number
         * Permanent Street Address (P.O. Box is not acceptable)
         * Corporate accounts require additional documentation

    Please note that your account application will be returned if any information is missing.


    EXCHANGING SHARES

    You may exchange shares of one Aquinas Fund for those of another Aquinas Fund or the American AAdvantage Money Market Fund. The AAdvantage Money Market Fund is described in a separate prospectus. Call toll-free 1-877-AQUINAS (1-877-278-4627) for a free copy, and read it carefully before investing.

            QUESTIONS? CALL TOLL-FREE 1-877-AQUINAS (1-877-278-4627)

                       Aquinas Funds 21 Prospectus

    Note that an exchange is treated as an ordinary sale and purchase for federal income tax purposes; you may realize a capital gain or loss.

    These conditions apply to exchanges:

    * The exchange must be between identically registered accounts.

    * Any checks used to purchase your shares must have cleared (up to 15 days).

    * Minimum purchase and redemption requirements apply.

    HOW IT WORKS

    You may request an exchange two ways:

    * In writing. Follow the procedures in "Selling Shares," on page 23. The minimum is $500.

    * By telephone (unless you've waived telephone privileges). Call 1-800-423-6369. The minimum is $1,000.

    The Funds redeem the shares to be sold at the net asset value next calculated after the transfer agent receives your exchange request. The shares you want to acquire will be purchased at the net asset value next calculated after the transfer agent receives your request in proper form.

    OTHER EXCHANGE POLICIES

    LIMITATIONS. The Funds reserve the right to terminate without notice the exchange privilege of any shareholder, broker, investment adviser or agent who requests more than twelve exchanges in a calendar year, for oneself or one's customers. The Funds will consider the number of exchanges requested, the time within which requests are made, and the level of expense to the Funds or adverse effects to other shareholders.

            QUESTIONS? CALL TOLL-FREE 1-877-AQUINAS (1-877-278-4627)

                       Aquinas Funds 22 Prospectus

SELLING SHARES

                You may take money out of your account anytime at no charge by selling some or all of your shares back to the Fund (redeeming). The price you receive will be the net asset value next calculated after the Fund receives your request in proper form. Note that when you sell shares, you may realize a capital gain or loss for federal income tax purposes.

--------------------------------------------------------------------------------
BY MAIL
--------------
                * Send your written request with:
                     * the number of shares or the dollar amount to be redeemed;
                     * the Fund's name;
                     * the name(s) on the account registration; and
                     * the account number.

                * Sign the request exactly as the account is registered. You'll need a signature guarantee if:
                     * the amount requested is more than $25,000;
                     * the proceeds are to be sent to someone other than the
                       shareholders of record or to somewhere other than the address of record;
                     * the request is made within 30 days of a change in
                       address; or
                     * the bank to receive wire transfers is changed within 30
                       days.

                  See "Signature Guarantees," under "Other Investment Policies," on page 25.

                * Include documentation required for corporate, partnership or fiduciary accounts, or for people acting on Power of Attorney. If you have questions, call 1-800-423-6369.

                * Mail to the transfer agent at:
                       The Aquinas Funds, Inc.
                       c/o DST Systems, Inc.
                       P.O. Box 219533
                       Kansas City, MO 64121-9533

                * For overnight or express mail, use this address:
                       The Aquinas Funds, Inc.
                       c/o DST Systems, Inc.
                       330 West 9th Street, First Floor
                       Kansas City, MO 64105

                If you don't send your redemption request directly to the transfer agent, it may be delayed. Please submit requests to the address above.

--------------------------------------------------------------------------------
BY TELEPHONE
--------------
(unless you have
waived telephone
privileges)

                * Call the transfer agent at 1-800-423-6369 to redeem from
                  $1,000 to $25,000 in shares. You must request redemptions over $25,000 in writing, with signatures guaranteed.

                * The Funds will mail proceeds to your address of record or send by wire to the account listed in your fund records.

                * The Funds do not accept redemption requests via fax.
--------------------------------------------------------------------------------

                       Aquinas Funds 23 Prospectus

    OTHER REDEMPTION POLICIES

    PAYMENT. When you redeem shares, you'll receive payment as follows:

    * Mailed payments will typically be sent within 1 or 2 days but no later than 7 days of receiving proper redemption instructions.

    * Wire payments for redemptions requested by phone will usually be made on the next business day to the bank designated on your account application (which must be a commercial bank within the U.S.).

    The Funds may delay payment for up to 7 days after receiving a redemption request. The Funds may suspend redemptions if the New York Stock Exchange closes or for other emergencies.

    REDEEMING SHARES THROUGH INTERMEDIARIES. A broker/dealer, financial institution or other intermediary may charge a fee to redeem your Fund shares. If the intermediary is the shareholder of record, the Funds accept redemption requests only from the intermediary.

    The Funds may authorize intermediaries and their designees to accept redemption requests on the Funds' behalf. The redemption price you receive for redemption requests made through intermediaries is the next determined net asset value after the intermediary receives your request in proper form with all required information.

    REDEMPTION REQUESTS SHORTLY AFTER PURCHASE BY CHECK. Payment for such redemptions may be delayed up to 15 days to make sure there are sufficient funds to cover the check. If you anticipate making a redemption soon after you buy your shares, you may want to purchase by wire to avoid delays.

    TELEPHONE TRANSACTIONS. The Funds won't accept telephone redemption requests for payment by check for 30 days following an address change. You must make the request in writing, with signatures guaranteed.

    As long as reasonable measures are taken to prevent telephone fraud, neither the Funds nor the transfer agent are liable for losses from unauthorized transactions. THE FUNDS RESERVE THE RIGHT TO REFUSE A TELEPHONE TRANSACTION.

    During shifts in the market or economy, it may be difficult to redeem shares by telephone or wire. You can mail your redemption requests as described above.

    SMALL ACCOUNTS. If your account balance falls below $500 and it is not a Uniform Gift to Minors Account or you don't have an Automatic Investment Plan, the Funds may ask you to add to your balance. If your account balance is still below $500 after 60 days, the Funds may close your account and send you the proceeds.

    SYSTEMATIC WITHDRAWAL PLAN. If your account balance is $10,000 or more, you can request monthly, quarterly, or annual distributions of at least $250. Note that withdrawals may result in a gain or loss for federal income tax purposes. If the amount in the account is not enough to make your requested payment, the remaining amount will be redeemed and the plan ended.

                       Aquinas Funds 24 Prospectus

    Call 1-800-423-6369 for a Systematic Withdrawal Plan application. To change the withdrawal amount or cancel your plan, send a request in writing, with a signature guarantee for each registered holder of the account. The Funds may change or eliminate this privilege at any time.

    OTHER INVESTMENT POLICIES

    TELEPHONE TRANSACTIONS. Unless you waive telephone privileges on your account application or in writing, you automatically have the privilege to make telephone inquiries, exchanges and redemptions. Once the account is established, requests to change or add these privileges must be in writing, signed by each registered holder of the account, with signatures guaranteed. As long as reasonable measures are taken to prevent telephone fraud, neither the Funds nor the transfer agent are liable for losses from unauthorized transactions. THE FUNDS RESERVE THE RIGHT TO REFUSE A TELEPHONE TRANSACTION.

    SIGNATURE GUARANTEES. Generally, whenever you change your account, your bank information, or your registration information, you need signature guarantees for each registered holder. These guarantees may seem inconvenient, but they're intended to protect you from fraud. You can have signatures guaranteed by a U.S. commercial bank or trust company, a member of the National Association of Securities Dealers, Inc., or other eligible institutions. A NOTARY PUBLIC IS NOT AN ACCEPTABLE GUARANTOR.

    DIVIDENDS AND DISTRIBUTIONS

    The Value Fund and the Growth Fund pay dividends of net investment income (if available) quarterly, the Small-Cap Fund pays dividends of net investment income (if available) annually and the Fixed Income Fund pays dividends of net investment income (if available) monthly. The Funds distribute any net realized capital gains annually.

    Each Fund will automatically reinvest dividends in shares of that Fund, unless you ask to have dividends paid in cash or invested in another of the Aquinas Funds (account minimums apply).

    TAXES

    Each year the Funds will give you federal tax information about the dividends and distributions you've received. If your income is subject to tax, distributions are taxable whether they are paid in cash or reinvested in additional shares. In general, any dividends and net short-term capital gains you receive from the Funds are taxed at ordinary income rates or dividend income rates (other than with respect to the Fixed Income Fund). Any net long-term capital gains you receive are taxed at capital gains rates. The Funds expect that distributions of the Fixed Income Fund will consist primarily of ordinary income; the distributions of the Growth Fund and Small-Cap Fund will consist primarily of capital gains; and the distributions of the Value Fund will consist of both ordinary income and capital gains. Also, if you have distributions from a qualified plan reinvested in a regular account, you may face a penalty tax.

    Anytime you sell or exchange shares, it is considered a taxable event. Depending on the purchase price and the sale price of the shares you sell or exchange, you may realize a gain or loss on the transaction for federal income tax purposes.

    Because everyone's tax situation is unique, and state and local law may also affect you, the Funds strongly recommend you consult with your tax adviser.

                       Aquinas Funds 25 Prospectus

    If you don't complete the certification form included with your account application, the Funds are required by federal law to withhold 28% of any distribution and redemption proceeds for federal income tax purposes.

    SHAREHOLDER REPORTS

    As a shareholder, you'll receive:

    * Confirmation statements each time you buy, sell, transfer or exchange shares. You'll also receive a summary of transactions since the beginning of the year. If you find any errors, notify the Fund within 30 days. If you do not, the Fund will not be obli-gated to correct the error.

    * Individual account statements, mailed within 5 business days of a purchase or redemption. If dividend reinvestment is the only account activity, statements will be quarterly (monthly for the Fixed Income Fund).

    * An annual statement after December 31 listing all your transactions in shares of the Funds for the year.

    * Semi-annual reports showing your Fund's portfolio and other information.

    * An annual report after the close of the Funds' fiscal year (December 31), with audited financial statements.

    FINANCIAL HIGHLIGHTS

    The following tables show the Funds' financial performance for the past five years. Some of the information reflects results for single Fund shares. "Total return" shows how much your investment in the Fund would have increased (or decreased), assuming you had reinvested all dividends and distributions. Fiscal years 2003 and 2002 figures have been audited by Deloitte & Touche LLP, the Funds' independent accountants. Figures for the periods ended prior to December 31, 2002 were audited by Arthur Andersen LLP. Deloitte & Touche LLP's report, along with the Funds' financial statements, is included in the annual report, which is available upon request.

                       Aquinas Funds 26 Prospectus

FIXED INCOME FUND

                                                           YEAR ENDED DECEMBER 31,
                                                  2003     2002     2001     2000     1999
---------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Year               $10.23   $10.07    $9.73    $9.47   $10.18

Income (Loss) from Investment Operations:
  Net investment income                            0.35     0.50     0.55     0.58     0.53
  Net realized and unrealized gains
    (losses) on investments                        0.14     0.21     0.34     0.25    (0.71)
---------------------------------------------------------------------------------------------
      Total from Investment Operations             0.49     0.71     0.89     0.83    (0.18)
---------------------------------------------------------------------------------------------
Less Distributions:
  Dividends from net investment income            (0.40)   (0.50)   (0.55)   (0.57)   (0.53)
  Distributions from net realized gains           (0.16)   (0.05)      --       --       --
---------------------------------------------------------------------------------------------
      Total Distributions                         (0.56)   (0.55)   (0.55)   (0.57)   (0.53)
---------------------------------------------------------------------------------------------

Net Asset Value, End of Year                     $10.16   $10.23   $10.07   $9.73    $9.47
=============================================================================================
Total Return                                      4.90%    7.29%    9.33%    9.11%  (1.86)%

Supplemental Data and Ratios:
  Net assets, end of year (in thousands)       $44,760  $47,688  $49,256  $45,070  $42,154
Ratio to Average Net Assets of:
  Expenses, net of waivers                        1.00%    1.00%    1.00%    1.00%    1.00%
  Expenses, before waivers                        1.20%    1.12%    1.09%    1.07%    1.02%
  Net investment income (loss), net of waivers    3.43%    4.95%    5.43%    6.05%    5.37%
  Net investment income (loss), before waivers    3.23%    4.83%    5.34%    5.98%    5.35%
Portfolio turnover rate                            276%     168%     158%     152%     131%

                       Aquinas Funds 27 Prospectus

VALUE FUND

                                                           YEAR ENDED DECEMBER 31,
                                                  2003     2002     2001     2000     1999
---------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Year                $7.95   $10.22   $10.91   $11.34   $13.21

Income (Loss) from Investment Operations:
  Net investment income                            0.03     0.01       --     0.17     0.21
  Net realized and unrealized gains
    (losses) on investments                        2.22    (2.27)   (0.69)   (0.31)   (0.09)
---------------------------------------------------------------------------------------------
      Total from Investment Operations             2.25    (2.26)    0.69)   (0.14)    0.12
---------------------------------------------------------------------------------------------
Less Distributions:
  Dividends from net investment income            (0.03)   (0.01)      --    (0.16)   (0.20)
  Distributions from net realized gains              --       --       --    (0.13)   (1.79)
---------------------------------------------------------------------------------------------
      Total Distributions                         (0.03)   (0.01)      --    (0.29)   (1.99)
---------------------------------------------------------------------------------------------
Net Asset Value, End of Year                     $10.17    $7.95   $10.22   $10.91   $11.34
=============================================================================================
Total Return                                     28.29% (22.11)%  (6.29)%  (1.19)%    1.12%

Supplemental Data and Ratios:
  Net assets, end of year (in thousands)        $40,470  $33,783  $45,155  $54,972  $57,813
Ratio to Average Net Assets of:
  Expenses, net of waivers                        1.50%    1.50%    1.49%    1.42%    1.38%
  Expenses, before waivers                        1.59%    1.55%    1.49%    1.42%    1.38%
  Net investment income (loss), net of waivers    0.30%    0.11%    0.01%    1.53%    1.56%
  Net investment income (loss), before waivers    0.21%    0.06%    0.01%    1.53%    1.56%
Portfolio turnover rate                             70%      45%      64%      81%     100%


                       Aquinas Funds 28 Prospectus

GROWTH FUND


                                                           YEAR ENDED DECEMBER 31,
                                                  2003     2002     2001     2000     1999
---------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Year               $11.26   $14.61   $17.41   $19.48   $17.57

Income (Loss) from Investment Operations:
  Net investment loss                             (0.08)   (0.10)   (0.12)    0.13)   (0.14)
  Net realized and unrealized gains (losses)
    on investments                                 2.40    (3.25)   (2.68)    0.63     4.20
---------------------------------------------------------------------------------------------
      Total from Investment Operations             2.32    (3.35)   (2.80)    0.50     4.06
---------------------------------------------------------------------------------------------
Less Distributions:
  Dividends from net investment income               --       --       --       --      --
  Distributions from net realized gains              --       --       --    (2.57)   (2.15)
---------------------------------------------------------------------------------------------
      Total Distributions                            --       --       --    (2.57)   (2.15)
---------------------------------------------------------------------------------------------
Net Asset Value, End of Year                     $13.58   $11.26   $14.61   $17.41   $19.48
=============================================================================================
Total Return                                     20.60% (22.93)% (16.08)%    2.48%   23.12%

Supplemental Data and Ratios:
  Net assets, end of year (in thousands)        $57,818  $48,773  $60,961  $68,336  $59,867
Ratio to Average Net Assets of:
  Expenses, net of waivers                        1.50%    1.50%    1.50%    1.41%    1.41%
  Expenses, before waivers                        1.58%    1.54%    1.50%    1.41%    1.41%
  Net investment income (loss), net of waivers  (0.62)%  (0.82)%  (0.81)%  (0.77)%  (0.83)%
  Net investment income (loss), before waivers  (0.70)%  (0.86)%  (0.81)%  (0.77)%  (0.83)%
Portfolio turnover rate                            105%      94%      99%      95%      99%


                       Aquinas Funds 29 Prospectus

SMALL-CAP FUND(1)

                                                           YEAR ENDED DECEMBER 31,
                                                  2003     2002     2001     2000     1999
---------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Year                $4.21    $6.08    $6.85   $10.40   $11.34

Income (Loss) from Investment Operations:
  Net investment income (loss)                    (0.08)   (0.08)   (0.08)    0.30     0.27
  Net realized and unrealized gains (losses)
    on investments                                 1.37    (1.79)   (0.66)    0.03     0.17
---------------------------------------------------------------------------------------------
      Total from Investment Operations             1.29    (1.87)   (0.74)    0.33     0.44
---------------------------------------------------------------------------------------------
Less Distributions:
  Dividends from net investment income               --       --       --    (0.30)   (0.26)
  Distributions from net realized gains              --       --    (0.03)   (3.58)   (1.12)
---------------------------------------------------------------------------------------------
      Total Distributions                            --       --    (0.03)   (3.88)   (1.38)
---------------------------------------------------------------------------------------------
Net Asset Value, End of Year                      $5.50    $4.21    $6.08    $6.85   $10.40
=============================================================================================
Total Return                                     30.64% (30.76)% (10.83)%    3.19%    4.06%

Supplemental Data and Ratios:
  Net assets, end of year (in thousands)         $7,283   $5,419   $6,208   $6,416  $24,936
Ratio to Average Net Assets of:
  Expenses, net of waivers                        1.95%    1.95%    1.95%    1.52%    1.50%
  Expenses, before waivers                        2.99%    2.91%    2.81%    1.68%    1.53%
  Net investment income (loss), net of waivers  (1.70)%  (1.76)%  (1.46)%    2.51%    2.39%
  Net investment income (loss), before waivers  (2.74)%  (2.72)%  (2.32)%    2.35%    2.36%
Portfolio turnover rate                            161%     113%     102%     130%     118%


(1) Prior to November 1, 2000, the Small-Cap Fund was known as the "Balanced Fund" and it was designed to provide one vehicle for participating in the investment strategies of the Value Fund, Growth Fund and Fixed Income Fund.

                       Aquinas Funds 30 Prospectus

DIRECTORS AND OFFICERS

      DIRECTORS:

      Charles Clark, Jr.
      Michael R. Corboy
      Levy Curry
      Imelda Gonzalez, CDP
      Thomas J. Marquez
      John L. Strauss

      PRINCIPAL OFFICERS:

      Frank Rauscher, President and Treasurer
      Richard Lenart, Vice President and Secretary
      John Hughes, Vice President

      INVESTMENT ADVISER
      Aquinas Investment Advisers, Inc.
      5310 Harvest Hill Road, Suite 248
      Dallas, Texas 75230

      ADMINISTRATOR
      UMB Fund Services, Inc.
      803 West Michigan Street
      Milwaukee, Wisconsin 53233

      CUSTODIAN
      UMB Bank, n.a.
      Securities Services Division
      P.O. Box 419226
      Kansas City, Missouri 64141

      LEGAL COUNSEL
      Foley & Lardner LLP
      777 East Wisconsin Avenue
      Milwaukee, Wisconsin 53202

      TRANSFER AGENT AND DIVIDEND DISBURSING AGENT

      FOR REGULAR MAIL, USE THIS ADDRESS:

      The Aquinas Funds, Inc.
      c/o DST Systems, Inc.
      P.O. Box 219533
      Kansas City, MO 64121-9533

      FOR OVERNIGHT OR EXPRESS MAIL, USE THIS ADDRESS:

      The Aquinas Funds, Inc.
      c/o DST Systems, Inc.
      330 West 9th Street, First Floor
      Kansas City, MO 64105

                       Aquinas Funds 31 Prospectus

For More Information

      If you'd like more information about the Funds, ask for a free copy of the following:

      STATEMENT OF ADDITIONAL INFORMATION (SAI). You'll find more detailed information about the Funds in the SAI. The SAI is incorporated by reference, which means it is legally part of this prospectus.

      ANNUAL/SEMI-ANNUAL REPORTS. These reports offer additional information about the Funds' investments. In the annual report, you'll find a discussion of the market conditions and investment strategies that significantly affected each Fund's performance during its last fiscal year.

      To request the SAI, annual and semi-annual reports, and other information about the Funds, write:
          THE AQUINAS FUNDS, INC.
          5310 HARVEST HILL ROAD, SUITE 248
          DALLAS, TEXAS 75230

      Or call 1-877-AQUINAS.

      Prospective investors and shareholders who have questions about the Funds may also call the above number or write to the above address.

      You can also review and copy information about the Funds (including the SAI) at the SEC's Public Reference Room in Washington, D.C. For information about the operation of the Public Reference Room, call 1-202-942-8090.

      Reports and other information about the Funds are available on the EDGAR Database at the SEC's Web site at www.sec.gov. You may obtain copies of this information for a duplicating fee by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC's Public Reference Section at 450 5th Street, N.W., Washington, D.C. 20549-0102. The SAI is also available from broker/dealers and banks through which shares of the Funds may be sold.

      Investment Company Act file number: 811-08122

                                     [LOGO]
                                  AQUINAS FUNDS

             5310 Harvest Hill Road, Suite 248, Dallas, Texas 75230
                    Call toll free 1-877 AQUINAS (278-4627)
                   Visit our Web site at www.aquinasfunds.com

                       Aquinas Funds 32 Prospectus